Filed Pursuant to Rule 424(b)(2)
Registration No. 333-198572

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	2,000,000	$105.43(2)	$210,860,000(2)	$27,158.77(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of common stock as may be issued in connection with stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the common stock as reported on the New York Stock Exchange on August 29, 2014.
(3)	The filing fee is $27,158.77, calculated in accordance with Rule 457(c) under the Securities Act using $105.43 per share, being the average of the high and low sales price of the common stock on the New York Stock Exchange on August 29, 2014.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 4, 2014)

Direct Stock Purchase Plan

Sempra Energy offers participation in its Direct Stock Purchase Plan (the “Plan”), designed to provide investors with a convenient method to purchase shares of our common stock and to reinvest all or a portion of the cash dividends paid on our common stock.

Shares of common stock purchased under the Plan will, at our option, represent newly issued shares, shares purchased in the open market by an independent Plan Administrator, or a combination of newly issued and open market purchases.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE”. This prospectus supplement contains a summary of the material provisions of the Plan and should be retained for future reference.

Investing in our common stock involves risks. See the information under the heading “Risk Factors” on page 5 of the accompanying prospectus concerning factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 4, 2014

AVAILABLE INFORMATION

This document is in two parts. The first part is this prospectus supplement, which describes the Direct Stock Purchase Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words like “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “may,” “potential,” “target,” “pursue,” “goals,” “outlook,” “maintain,” or similar expressions, or when we discuss our guidance, strategy, plans, goals, opportunities, projections, initiatives, objectives or intentions, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•

actions and the timing of actions, including issuances of permits to construct and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, U.S. Environmental Protection Agency, California Air Resources Board and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate;

•	capital markets conditions, including the availability of credit and the liquidity of our investments;

•

the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects;

•	delays in the timing of costs incurred and the timing of the regulatory agency authorization to recover such costs in rates from customers;

•	inflation, interest and exchange rates;

•	the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on our California Utilities’ cost of capital;

•	energy markets, including the timing and extent of changes and volatility in commodity prices;

•

the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures and the decommissioning of San Onofre Nuclear Generating Station (SONGS);

•	weather conditions, natural disasters, catastrophic accidents and conservation efforts;

•

risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight;

•	risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments;

•	risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest;

•

wars, terrorists attacks that threaten system operations and critical infrastructure, and cybersecurity threats to the energy grid and the confidentiality of our propriety information and the personal information of our customers;

•	business, regulatory, environmental and legal decisions and requirements;

•	expropriation of assets by foreign governments and title and other property disputes;

•

the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources;

•

the impact on competitive customer rates of growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system;

•	the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our reports and other documents on file with the Securities and Exchange Commission (the “SEC”), that are incorporated by reference into the accompanying prospectus. You may obtain copies of these documents as described under “Where You Can Find More Information” in the accompanying prospectus.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company whose operating units develop energy infrastructure, operate utilities and provide related services to their customers. Operations are divided principally between our California utilities, which are San Diego Gas & Electric Company and Southern California Gas Company, and Sempra U.S. Gas & Power and Sempra International.

Our California utility subsidiaries, San Diego Gas & Electric Company and Southern California Gas Company, serve approximately 24.5 million consumers. Natural gas service is provided throughout Southern California and portions of central California through approximately 6.7 million meters. Electric service is provided throughout San Diego County and an adjacent portion of southern Orange County, both in Southern California, through approximately 1.4 million meters.

Through its subsidiaries and affiliates, Sempra U.S. Gas & Power provides the following energy-related services:

•	Sempra Renewables develops, owns, operates or holds interests in, renewable energy generation projects serving wholesale electricity markets in the United States.

•

Sempra Natural Gas develops, owns and operates, or holds interests in, a natural gas-fired electric generation asset, natural gas pipelines and storage facilities, natural gas distribution utilities, a terminal for the import and export of liquefied natural gas (“LNG”) and sale of natural gas, and marketing operations, in the United States.

Through its subsidiaries and affiliates, Sempra International provides the following energy-related services:

•	Sempra South American Utilities provides electricity to customers and owns and operates supporting electric transmission and distribution infrastructure, in Chile and Peru.

•

Sempra Mexico develops, owns and operates, or holds interests in, natural gas transmission pipelines and propane and ethane systems, a natural gas distribution utility, electric generating facilities, a terminal for the import of LNG, and marketing operations for the purchase of LNG and the purchase and sale of natural gas, in Mexico.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101, and our telephone number is (619) 696-2000.

Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “we,” “us” and “our” should be read to refer to Sempra Energy and its subsidiaries.

SEMPRA ENERGY

DIRECT STOCK PURCHASE PLAN

Purpose

The purpose of the Direct Stock Purchase Plan is to promote long-term share ownership by existing and new investors in Sempra Energy by providing a convenient method to purchase shares of our common stock and to reinvest all or a portion of cash dividends.

Features of The Plan

•

Persons not presently owning shares of our common stock may become participants in the Plan by making an initial cash investment of $500 or more or by authorizing a minimum of 10 automatic monthly withdrawals of at least $50 each for the purchase of common stock.

•

Persons who are currently Sempra Energy shareholders may enroll in the Plan by participating in the Plan’s reinvestment service, by making an initial investment through the Plan, or by using the other service features of the Plan, such as certificate safekeeping.

•

Participants may make additional investments in our common stock through optional cash investments of at least $25 for any single investment up to a maximum of $150,000 per calendar year (including the initial investment). Optional investments may be made by check or automatic deduction from a predesignated U.S. bank account. Optional cash investments may be made occasionally or at regular intervals at the participant’s option.

•

Funds invested in the Plan are fully invested in our common stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares are used to purchase additional fractional shares. Brokerage commissions incurred in the purchase of shares will be paid by Sempra Energy. Purchases will be made at least once a week, but may be made more frequently.

•

The Plan offers a “safekeeping” service permitting plan participants to deposit, free of any service charges, certificates for our common stock with the Plan Administrator and have their ownership of the deposited shares maintained on the Plan Administrator’s records as part of their account.

•

Participants may make transfers or gifts of our common stock at no charge. When a participant transfers or gives shares to another person, a Plan account will be opened for the recipient. The participant can also request that a special gift certificate be mailed to them for presentation to the recipient.

•

Participants may sell all or any portion of their shares of our common stock through the Plan. Sales will usually be made on a daily basis. A transaction fee and sale commission will be deducted from the proceeds of the sale.

•

Participants will receive Statements of Account showing all transactions completed during the year to date. A statement will be provided whenever the participant has made an optional cash investment, or deposited or transferred shares.

Plan Administration

American Stock Transfer & Trust Company LLC (which we refer to in this prospectus as “AST” or the “Plan Administrator”), administers the Plan, purchases and holds shares under the Plan, keeps records, sends Statements of Account to participants, and performs other duties related to the Plan. It also serves as our transfer agent, registrar and dividend disbursing agent.

For additional information about the Plan, please contact the Plan Administrator:

By Phone:

Participants in the U.S. and Canada can call AST toll-free at (877) 7SEMPRA. An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:00 a.m. to 8:00 p.m. Monday through Friday, Eastern time.

For shareholders outside of the United States and Canada: (718) 921-8283

TDD: a telecommunication devise for the hearing impaired is available at (718) 921-8386

By Email and Internet:

Participants can email AST at info@amstock.com or visit its website at www.amstock.com.

In Writing:

Participants can contact the Plan Administrator by writing to:

Sempra Energy

c/o American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Optional cash investments (checks for not less than $25 payable to “Sempra Energy” or “American Stock Transfer & Trust Company LLC” in United States dollars) should be mailed to:

Sempra Energy

c/o American Stock Transfer & Trust Company LLC

Direct Service Investment Payments

P.O. Box 922 Wall Street Station

New York, New York 10269-0560

Do not send cash, traveler’s checks, money orders or third party checks.

Plan participants should include their account numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

Eligibility

Any individual or entity, whether or not a record holder of our common stock, is eligible to participate in the Plan, provided that (i) such person fulfills the requirements for participation described below under “Enrollment Procedures” and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to Sempra Energy, the Plan or the participant.

Enrollment Procedures

Registered Shareholders

Any registered shareholder of our common stock is eligible to participate in the Plan. A registered shareholder may enroll in the Plan through the Internet by going to the Plan Administrator’s website at www.amstock.com and following the instructions provided there, or by completing an enrollment form and returning it to the Plan Administrator to reinvest dividends and/or make optional cash investments. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.

Non-Shareholders

To enroll, investors must make an initial investment of at least $500 or authorize a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of common stock and return a completed Initial Investment Form to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.

Street Name Shareholders

Shareholders who hold shares of our common stock through banks, brokers or nominees may participate in the Plan by withdrawing some or all of their shares from such accounts.

Investment Date

The Investment Date for purchases of shares of our common stock for accounts under the Plan will commence on either the cash dividend payment date or, during periods in which no cash dividend is paid, a date not later than five business days after the initial investment and/or optional cash investments are received by the Plan Administrator.

Methods of Investment

Once enrolled in the Plan, additional share purchases of our common stock may be made by using the Plan’s optional cash investment feature. Optional cash payments must be in amount of not less than $25 per investment and not more than $150,000 per calendar year, inclusive of the initial investment. No interest will be paid on amounts held by the Plan Administrator pending investment.

Check Investment

Optional cash investments may be made by enclosing a check for not less than $25 (payable to “Sempra Energy” or “American Stock Transfer & Trust Company LLC” in U.S. dollars), with a completed optional cash investment stub which is attached to each statement. Do not send cash, traveler’s checks, money orders or third party checks.

One-Time Online Bank Debit

Participants may make optional cash investments at any time by going to the Plan Administrator’s website, www.amstock.com, and authorizing a one-time online bank debit from a predesignated U.S. bank account or financial institution. One-time online optional cash investment funds will be held for one banking business day before they are invested. Participants should refer to the online confirmation for the account debit date and investment date.

Uncollected Funds Fee

There is a $25 fee for all returned checks and direct debits. If your check or direct debit is returned as uncollected funds, AST will debit your optional cash payment if not yet invested. If your optional cash payment has already been invested, AST will sell the shares that have been purchased. However, if the sale of the shares purchased is not sufficient to satisfy the returned check or the direct debit, AST reserves the right to sell additional shares from your account. In addition, additional shares will be sold from your account to satisfy the returned check or direct debit fee.

Recurring Automatic Investments

Participants may make recurring automatic monthly investments of $25 or more through a predesignated U.S. bank account or financial institution. To initiate recurring automatic deductions, the participant may enroll through the Plan Administrator’s website at www.amstock.com or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as soon as practicable. Once the recurring automatic deduction election is initiated, funds will be drawn from the participant’s designated bank account one banking business day before the last Investment Date of each month, and will be invested in common stock beginning on that Investment Date. A fee of $0.50 per transaction will be charged to the participant.

Participants may change or terminate automatic investments by notifying the Plan Administrator through its website, www.amstock.com, or by completing and submitting to the Plan Administrator a new Direct Debit Authorization Form. Such notification must be received at least six business days prior to the next automatic Investment Date to be effective by that date.

Dividend Reinvestment

Each participant in the Plan may elect one of the following options:

•	have cash dividends on all of the shares of common stock automatically reinvested in additional common stock;

•

have cash dividends on less than all of their whole shares paid in cash and reinvest any remaining amount of dividends in additional common stock (as a result of the Emergency Economic Stabilization Act of 2008, if you elect partial dividend reinvestment, you must reinvest at least 10 percent of your dividend distribution each dividend period); or

•	have all dividends paid in cash.

Participants may change their investment options at any time by completing a new form and returning it to the Plan Administrator or by giving detailed written, telephonic or Internet instructions. The Plan Administrator must receive the request on or before the record date for any given dividend payment date in order for the request change to be effective for that dividend. If the request is received after the record date, the change may not be effective until the next dividend payment date.

Cash distributions that you reinvest will be treated for U.S. federal income tax purposes as received by you on the date we pay such distributions and may create a liability for the payment of income tax without providing you with immediate cash to pay this tax when it becomes due. In addition, for reinvested dividends and optional cash investments, you will be treated as having received a constructive distribution, which may give rise to additional tax liability to the extent we pay brokerage commissions on your behalf. See “Certain U.S. Federal Income Tax Consequences.”

Minimum Share Ownership

A participant must continue to own at least one share of our common stock or the participant’s account will be closed. Any fractional shares will be liquidated at our expense and the proceeds mailed to the participant at the address on file. At our discretion, we may waive this requirement.

Direct Deposit of Dividends

Through the Plan’s direct deposit feature, a participant may elect to have any cash dividends not being reinvested under the Plan paid by electronic funds transfer to the participant’s predesignated U.S. bank account. To receive these dividends by direct deposit, please contact the Plan Administrator through its website, www.amstock.com, or at (877) 7SEMPRA for a Direct Deposit Authorization Form. Participants must first complete and sign the direct deposit form and return the form to the Plan Administrator.

Direct Deposit Authorization Forms will be processed and will become effective as promptly as reasonably practicable after receipt by the Plan Administrator. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Plan Administrator or at its website, www.amstock.com.

Purchase of Common Stock

Purchases of shares of our common stock under the Plan will be made at least once a week, but may be made more frequently. If any designated Investment Date is a day when the New York Stock Exchange is not open, the Investment Date will be the next business day.

Purchases will be made as soon as practicable after each Investment Date, consistent with applicable law and an orderly market for our common stock.

If shares are purchased in the open market, the price per share will be the weighted average price (excluding brokerage commissions) of all shares purchased for the relevant Investment Date. The participant’s account will be credited with the shares purchased.

If shares are purchased directly from us, the price will be the average of the high and low sales price of shares of our common stock reported on the NYSE-Composite Transactions on the Investment Date.

Neither the participant nor we has any authority or power to direct the time or price at which shares of common stock may be purchased or the selection of the security broker or dealer through or from whom common stock purchases will be made.

All fractional shares are rounded to three decimal places and are credited to the participant’s account in the same manner as whole shares.

Participants will be required to pay certain fees in connection with the purchase of shares of common stock under the Plan. See “Shareholder Fees” on page S-9. Broker commissions incurred in the purchase of shares will be paid by Sempra Energy.

Sale of Shares

Participants may sell any number of shares of common stock held in the participant’s account by accessing their account through the Plan Administrator’s website, www.amstock.com, or by calling (877) 7SEMPRA and selecting the appropriate automated option or by sending a written request to the Plan Administrator. Certificated shares can be deposited in a participant’s Plan account and subsequently sold through the Plan. A request to sell all shares held in a participant’s account will be treated as a termination of that account.

The Plan Administrator will process the participant’s sale order as promptly as reasonably practicable after receiving the sale request. The proceeds of the sale, less applicable fees and commissions, will be sent to the participant.

Sales will be made for the participant’s account on the open market through a security broker designated by the Plan Administrator. The Plan Administrator may combine each selling participant’s share with those of other selling participants. The price to each selling participant will be the weighted average sale price obtained by the broker, net of fees for each aggregate order executed by the broker. The participant will receive the proceeds, less any applicable fees and commissions.

Participants will be required to pay certain fees in connection with the sale of shares of our common stock under the Plan. See “Shareholder Fees” on page S-9.

Certificates for Shares

Shares of our common stock purchased and held under the Plan will be credited to the participant’s account in book entry form. The number of shares (including fractional interests) held for each participant will be shown on each statement. Participants may obtain a certificate for some or all of the whole shares held in their Plan accounts upon written, telephonic or Internet request to the Plan Administrator.

Certificates will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than that on the participant’s Plan account, the signature(s) on the instructions or stock power must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificates is in fact the registered owner as it appears on the stock certificate or stock power. No certificates will be issued for fractional shares.

Withdrawal From The Plan

Participants may withdraw from the Plan by accessing their account through the Plan Administrator’s website, www.amstock.com, by calling (877) 7SEMPRA, by giving written notice to the Plan Administrator or by completing and returning the appropriate section of the Statement of Account to the Plan Administrator. Upon withdrawal, the participant must elect to either (i) receive a certificate for the number of whole shares held in the participant’s Plan account and a check for the value of any fractional shares, less any applicable fees and commissions; or (ii) sell all or part of the whole shares in the participant’s Plan account as described under “Sale of Shares,” and receive a certificate for any remaining whole shares and a check for the value of any fractional shares, less any applicable fees and commissions.

If a notice to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay the dividend in cash or reinvest the dividend in shares on behalf of the withdrawing participant. If the dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the participant.

Share Safekeeping

Participants may use the Plan’s “share safekeeping” service to deposit any certificates for shares of our common stock in their possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to the participant’s account under the Plan.

Certificates to be deposited should not be endorsed. They should be sent to the Brooklyn, New York address listed on page S-5 via registered mail, return receipt requested and insured for possible mail loss for 3% of the current market value (plus $25). The insurance proceeds would be available to cover the premium for the bond required in order to replace the lost certificates.

By using the share safekeeping service, investors no longer bear the risk associated with loss, theft or destruction of stock certificates. Shares held in safekeeping can be sold and withdrawn from time to time, as described in “Sale of Shares” on page S-7, and “Gift or Transfer of Shares,” as described below.

Gift or Transfer of Shares

If participants wish to change the ownership of all or part of their shares of our common stock held under the Plan through a gift, private sale or otherwise, the participant must deliver properly completed written instructions to the Plan Administrator. Transfers must be made in whole shares. No fraction of a share credited to a participant’s account may be transferred unless the participant’s entire account is transferred. Signatures must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program.

Participants may make gifts of Sempra Energy common stock by:

•	making an initial investment of at least $500 and up to a maximum of $150,000 to establish an account in the recipient’s name;

•	submitting an optional cash investment in an amount not less than $25 nor more than $150,000 on behalf of an existing Plan participant; or

•	by transferring shares from the participant’s account to another person.

Shares may be transferred to new or existing shareholders.

A gift certificate, if requested, will be sent to the account holder, free of charge, for presentation to the recipient by calling Sempra Energy’s Shareholder Services at (877) 7SEMPRA.

The new participants, at their option, may elect one of the following options:

•	have cash dividends on all of the shares of our common stock automatically reinvested in additional common stock;

•

have cash dividends on less than all of the whole shares paid in cash and reinvest any remaining amounts of dividends in additional shares of our common stock (as a result of the Emergency Economic Stabilization Act of 2008, if you elect partial dividend reinvestment, you must reinvest at least 10% of your dividend distribution each dividend period); or

•	have all dividends paid in cash.

If no election is made, the account will automatically be paid all dividends in cash.

Shareholder Fees

Optional Cash Investment:

– via check	Sempra Energy pays the purchase transaction fee
– via automatic monthly deductions	$0.50 per transaction
Reinvestment of Dividends	Sempra Energy pays the purchase transaction fee
Sales Fee	$10 per transaction plus commission of $0.03 per share
Certificate Withdrawal	No Charge
Replace Statement of Account	Information is available on line at no cost. For a hard copy, no charge for current year statements; $20 per request per account for prior year statements.
Replace Lost Form 1099	Information is available on line at no cost. For hard copy, no charge for current year Form 1099’s; $15 per request per account for prior year hard copy Form 1099’s.
Copy of Paid Dividend Check	$15
Return Check for NSF	$25
Copy of Cancelled Certificate	$25
Lost Certificate Replacement	$25 plus 3% fair market value of the value of lost certificate

Reports to Participants

Whenever a participant purchases, sells or deposits shares of our common stock through the Plan, the participant will promptly receive from the Plan Administrator a transaction advice with the details of the transaction.

After each dividend reinvestment, the participant will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased (three decimal places) for the Participant and the total shares held for the Participant in the Plan. The statement will also show all year-to-date account activity, including purchases, sales, certificate deposits or withdrawals and dividend reinvestments.

Quarterly statements show participant’s current account balance including all certificated shares, Plan book-entry shares and the dividend amount reinvested each quarter. The account statements will also show year-to-date transaction activity, including any purchases, sales, certificate deposits or withdrawals.

On each statement and transaction advice there will be information such as how to buy or sell shares through the Plan and where to call or write for additional information.

Participants will receive copies of all communications that we send to holders of our common stock. This includes annual reports to shareholders and proxy materials. We may deliver these communications electronically or through an electronic notice explaining where they may be accessed on the Internet. A participant may elect to receive non-electronic communications by calling 1-866-668-8562.

All notices, statements and reports from the Plan Administrator to a participant will be addressed to the participant’s latest address on record with the Plan Administrator. Participants should promptly notify the Plan Administrator of any change of address.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax consequences to U.S. participants (as defined below) of participation in the Plan, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. participant in the Plan. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of participation in the Plan.

This discussion is limited to U.S. participants that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. participant’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. participants subject to special rules, including, without limitation:

•	persons subject to the alternative minimum tax;

•	U.S. participants whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; persons who hold or receive common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Participant

For purposes of this discussion, a “U.S. participant” is any participant in the Plan that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences of Dividend Reinvestment

In the case of common stock purchased by the Plan Administrator from us, U.S. participants in the Plan generally will be treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the common stock purchased with their reinvested distributions. In the event the Plan Administrator purchases common stock in open market transactions, however, the amount of the distribution received by a U.S. participant generally will be equal to the purchase price of such shares plus a pro rata share of any brokerage commissions paid by us in connection with the Plan Administrator’s purchase of the common stock on behalf of the U.S. participant. The Plan currently provides that we will pay brokerage commissions for the purchase of common stock in the open market.

As in the case of non-reinvested cash distributions, the distributions described above will constitute dividends to the extent of our current and accumulated earnings and profits allocable to the distributions. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital which reduces the U.S. participant’s basis in the common stock and will be taxed as capital gain to the extent that such distributions exceed the U.S. participant’s tax basis in such common stock.

A U.S. participant’s tax basis in the common stock acquired under the Plan will generally equal the total amount of distributions the U.S. participant is treated as receiving, as described above. A U.S. participant’s holding period in the common stock generally begins on the day following the date on which the shares of common stock are credited to the U.S. participant’s Plan account.

Tax Consequences of Optional Cash Investments

If the Plan Administrator acquires common stock in an open market transaction, we intend to take the position that a U.S. participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commissions paid by us on behalf of the U.S. participant. However, the U.S. federal income tax treatment of brokerage commissions paid with respect to a U.S. participant who participates solely in the optional cash investment feature of the Plan is not entirely clear. U.S. participants who participate solely in the optional cash investment feature of the Plan should consult their tax advisors regarding the U.S. federal income tax consequences of the Company’s payment of brokerage commissions on their behalf. The Plan currently provides that we will pay brokerage commissions for the purchase of common stock in the open market.

Any distributions which the U.S. participant is treated as receiving would be taxable dividend income, capital gain or reduce the basis in the U.S. participant’s common stock, or some combination of these treatments, under the rules described above under “—Tax Consequences of Dividend Reinvestment.”

The tax basis of the common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution a U.S. participant is treated as receiving, as described above, plus the amount of the cash payment. A U.S. participant’s holding period for common stock purchased under the Plan generally will begin on the day following the date on which shares of common stock are credited to the U.S. participant’s Plan account.

Tax Basis Reporting

The Plan assumes that each participant will use the first-in, first-out (“FIFO”) method when determining the tax basis of any shares sold. U.S. participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference to the Plan Administrator. U.S. participants should consult their tax advisors regarding the tax basis reporting of the shares acquired pursuant to the Plan.

Tax Consequences of Dispositions

A U.S. participant may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at the U.S. participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the U.S. participant receives a cash payment for a fraction of a share credited to the U.S. participant’s account. The amount of the gain or loss will be the difference between the amount that the U.S. participant receives for the common stock or fraction of a share and the tax basis for the common stock or fraction of a share.

Information Reporting and Backup Withholding

A U.S. participant may be subject to information reporting and backup withholding when such participant receives dividends (including those reinvested under the Plan) or proceeds of sales of common stock held in a Plan account. Certain U.S. participants are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. participant will be subject to backup withholding if the participant is not otherwise exempt and the participant: (1) fails to furnish the participant’s taxpayer identification number, which for an individual is ordinarily his or her social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that the participant previously failed to properly report payments of interest or dividends, or (4) fails to certify under penalties of perjury that the participant has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the participant is subject to backup withholding.

Backup withholding will be applied to dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the amount withheld. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. participant’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. participants should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Miscellaneous

Stock Dividend or Stock Split

Any shares of our common stock distributed as a result of a stock dividend or stock split on shares held by the Plan Administrator for a participant will be credited to the participant’s Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

Rights Offering

A participant’s entitlement in a rights offering will be based upon the participant’s number of whole shares only.

Voting of Proxies

A participant will receive a proxy card, either by hard copy or electronic link, representing both the shares held by the participant in certificate form and the whole shares held by the Plan Administrator in the participant’s account under the Plan. Proxies can be voted by mail, by the Internet at www.voteproxy.com or by telephone. The proxy will be voted as indicated by the participant on the signed proxy or by Internet or telephone. If the proxy card or instruction form is not returned and such participant did not vote by Internet or telephone, or if it is returned unsigned by the registered owner(s), none of the participant’s shares will be voted.

Limitation of Liability

Neither Sempra Energy nor the Plan Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death, the prices at which shares are purchased or sold for the participant’s account or the times when such purchases or sales are made or fluctuations in the market value of common stock. This limitation of liability does not constitute a waiver of any rights a participant might have under applicable federal securities laws.

Participants should recognize that neither Sempra Energy nor the Plan Administrator can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan. Participants bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. The value and marketability of shares of our common stock may be adversely affected by market conditions. The ability of Participants to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Dividends currently are paid quarterly to shareholders. The payment of future dividends is within the discretion of the Sempra Energy board of directors.

Change or Termination of Plan

Sempra Energy reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, certificates for whole shares held in a participant’s account under the Plan will be issued and a cash payment will be made for any fractional share, less applicable fees and commissions.

USE OF PROCEEDS

Shares of our common stock purchased through the Plan will, at our option, be newly issued shares, shares purchased in the open market by the Plan Administrator or a combination of newly issued shares and open market purchases by the Plan Administrator. We are unable to estimate the number of newly issued shares that will be purchased directly from us under the Plan. If shares for the Plan are purchased from us, the net proceeds will be used by us for general corporate purposes.

LEGAL MATTERS

Latham & Watkins LLP has passed on the validity of the common stock offered under the Plan.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in the accompanying Prospectus from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Sempra Energy’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

SEMPRA ENERGY

Common Stock

Debt Securities

We may offer and sell common stock and debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE.” On September 3, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $106.05 per share.

Investing in our securities involves risks. See the information under the heading “Risk Factors” on page 5 of this prospectus, and any similar section contained in the applicable prospectus supplement, concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described herein. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Sempra,” “we,” “our” and “us” in this prospectus, we mean Sempra Energy and its consolidated subsidiaries, unless otherwise specified or unless the context otherwise requires. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE”, and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.sempra.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 7, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 2, 2014.

•	Our Current Reports on Form 8-K, filed with the SEC on March 27, 2014, May 14, 2014 and June 13, 2014.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 5, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Sempra Energy

101 Ash Street

San Diego, California 92101

Attention: Corporate Secretary

Telephone: (619) 696-2000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company. Our subsidiaries develop energy infrastructure, operate utilities and provide related services to their customers. Operations are divided principally between our California utility subsidiaries, which are San Diego Gas & Electric Company and Southern California Gas Company, and our subsidiary Sempra Global, a holding company for most of our subsidiaries that are not subject to California utility regulation.

We originally filed our articles of incorporation with the Secretary of State of the State of California on October 11, 1996.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101, and our telephone number is (619) 696-2000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to combined fixed charges and preferred stock dividends for Sempra and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.32x	3.26x	3.05x	4.22x	3.48x	3.94x

We determined the ratio of earnings to combined fixed charges and preferred stock dividends by dividing (a) the sum of pretax income (excluding undistributed income of equity investees, preferred dividends of subsidiaries and capitalized interest) and fixed charges by (b) fixed charges consisting of all interest expense (before allowances for borrowed funds used during construction), preferred dividends of subsidiaries, a portion of rent expense that approximates the interest component of such expense and amortization of debt issuance costs.

DESCRIPTION OF COMMON STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock. The following description of our common stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our articles of incorporation and bylaws, which are incorporated by reference herein and filed as exhibits to the registration statement of which this prospectus is a part.

The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of August 4, 2014, there were 245,893,714 issued and outstanding shares of our common stock and no outstanding shares of our preferred stock. No other classes of capital stock are authorized under our articles of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of holders of outstanding shares of our preferred stock. Except as otherwise provided by law, each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock. The holders of shares of our common stock are not entitled to cumulate votes for the election of directors.

In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of our common stock, subject to any rights of the holders of outstanding shares of our preferred stock, are entitled to receive any of our remaining assets after the discharge of our liabilities.

Holders of our common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that Sempra Energy may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities.

The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the accompanying prospectus supplement relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

General

Sempra Energy may issue an unlimited amount of debt securities under the indentures in one or more series. Sempra Energy is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities of Sempra Energy will be its unsecured obligations.

Before the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of Sempra Energy or in one or more officers’ certificates of Sempra Energy pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the aggregate principal amount of the debt securities;

(c)	the person to whom any interest on a security of the series shall be payable, if other than the person in whose name that security is registered;

(d)	the date or dates on which principal will be payable or how to determine the dates;

(e)	the rate or rates or method of determination of interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; and any record dates for the interest payable on the interest payment dates;

(f)	the right, if any, to extend the interest payment periods, and the terms of any such extensions;

(g)	the place or places where principal of and any premium and interest on the debt securities will be payable and whether, if acceptable to the trustee, any principal of such securities will be payable without presentation or surrender thereof;

(h)	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which Sempra Energy may redeem the debt securities, in whole or in part, and the manner in which any election by Sempra Energy to redeem the debt securities shall be evidenced;

(i)	any obligation of Sempra Energy to redeem or purchase debt securities pursuant to any sinking fund, purchase fund or similar provision, or any option of the registered holder to require us to redeem or purchase debt securities, and the terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part;

(j)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(k)	whether the amount of principal or any premium or interest on any debt securities may be determined with reference to an index or pursuant to a formula and the manner in which such amounts will be determined;

(l)	the currency, currencies or currency units in which the principal of and any premium or interest on the debt securities will be payable, if other than United States Dollars, and the manner of determining the equivalent thereof in United States Dollars;

(m)	if at the election of Sempra Energy or the holder, the payments of principal of or any premium or interest on the debt securities will be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions upon which such election is to be made and the manner in which such amounts shall be determined;

(n)	the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

(o)	the amount which will be deemed to be the principal amount of the debt securities as of any date or dates before the stated maturity date, if the principal amount will not be determinable as of any such date or dates prior to the stated maturity date, including the amount which will be due and payable or outstanding as of any such date;

(p)	whether the sections of the indenture providing for defeasance do not apply to any debt securities;

(q)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(r)	any addition, modification or deletion of any Events of Default or covenants provided in the indenture with respect to debt securities and any change in the acceleration provisions with respect to the debt securities;

(s)	any addition to or change in the covenants set forth in the indenture with respect to the debt securities; and

(t)	any other terms of the debt securities.

(See Section 301.)

Ranking

The senior debt securities will be the unsecured and unsubordinated obligations of Sempra Energy. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement. The debt securities are obligations of Sempra Energy exclusively, and are not the obligations of any of its subsidiaries. Because Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Sempra Energy’s subsidiaries.

Holding Company Structure

Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy’s cash flow and its ability to meet its obligations under its debt securities are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Sempra Energy is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy’s rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by Sempra Energy. Sempra Energy expects to incur, and expects that its subsidiaries will incur, substantial additional amounts of indebtedness.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, Sempra Energy will pay interest on the debt securities on each interest payment date by check mailed to the person in whose name the debt securities are registered or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment, as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between ten and 15 days before the proposed payment date. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities—Principal

Sempra Energy will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent, which initially will be the trustee or such other paying agent designated in accordance with the applicable indenture. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

If any interest payment date, redemption date or the maturity date of the debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Sempra Energy will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent. In its discretion, Sempra Energy may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but must at all times maintain a place of payment of the debt securities and a place for registration of transfer of the debt securities in the Borough of Manhattan, the City of New York. (See Section 1002.)

Form; Transfers; Exchanges

The debt securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are even multiples of $1,000.

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. Sempra Energy may appoint another agent or act as its own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

There will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We may block the transfer or exchange of (a) debt securities during a period of 15 days before giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Events of Default

An “event of default” occurs with respect to the debt securities of any series if:

(a)	Sempra Energy does not pay any interest on any debt securities of the applicable series within 30 days of the due date;

(b)	Sempra Energy does not pay any principal of or premium on any debt securities of the applicable series on the due date;

(c)	Sempra Energy does not make a sinking fund payment with respect to any debt securities of the applicable series when due;

(d)	Sempra Energy remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the applicable indenture) in the applicable indenture or the debt securities of the applicable series for 60 days after it receives, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

(e)	default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by Sempra Energy, excluding any of its subsidiaries (including a default with respect to any other series of debt securities issued under the applicable indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Sempra Energy (or the payment of which is guaranteed by Sempra Energy), excluding any of its subsidiaries, whether such indebtedness or guarantee exists on the date of the applicable indenture or is issued or entered into following the date of the applicable indenture, if:

(1)	either:

•	such default results from the failure to pay any such indebtedness when due; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(2)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

(f)	Sempra Energy files for bankruptcy, or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(g)	any other event of default specified in the applicable prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	Sempra Energy pays or deposits with the trustee a sum sufficient to pay:

(1)	all overdue interest on the debt securities of that series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the debt securities of that series to the extent lawful; and

(4)	all amounts due to the trustee under the applicable indenture; and

(b)	all events of default with respect to the debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture.

(See Section 502.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

(a)	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series; and

(b)	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

(a)	the registered holders’ directions do not conflict with any law or the applicable indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of debt securities of the affected series notice of any default under the applicable indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “—Events of Default,” no notice shall be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the applicable indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the debt securities of that series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of that series. (See Section 513.)

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the debt securities of such series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Sempra Energy has agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)	(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of the covenants under the indenture; and

(b)	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

Neither the applicable indenture nor the debt securities guarantee contains any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of debt securities, Sempra Energy and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to Sempra Energy; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Sempra Energy; or

(c)	to add any additional events of default for all or any series of debt securities; or

(d)	to change or eliminate any provision of the applicable indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or to add any new provision to the applicable indenture (in addition to the provisions which may otherwise be added to the applicable indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities; or

(e)	to provide security for the debt securities of any series; or

(f)	to establish the form or terms of debt securities of any series, as permitted by the applicable indenture; or

(g)	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

(h)	to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities that does not adversely affect the interests of the holders of debt securities of that series in any material respect.

(See Section 901.)

With Registered Holder Consent. Subject to the following sentence, Sempra Energy and the trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

(c)	modify certain provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the interests under the applicable indenture of the holders of debt securities of any other series.

(See Section 902.)

Defeasance

The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that Sempra Energy may, upon satisfying several conditions, cause it to be discharged from its obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance.”

One condition Sempra Energy must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

In addition, Sempra Energy will be required to deliver an opinion of counsel to the effect that a holder of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

(See Article XIII.)

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture, except as noted below, when:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	Sempra Energy deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

Sempra Energy will remain obligated to pay all other amounts due under the applicable indenture and to perform certain ministerial tasks as described in the applicable indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of debt securities may resign at any time by giving written notice to us. The trustee may also be removed with respect to the debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable indenture. Under certain circumstances, Sempra Energy may appoint a successor trustee with respect to such series of debt securities, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless indicated differently in a prospectus supplement, Sempra Energy’s subordinated debt securities will be subordinated in right of payment to the prior payment in full of all its senior debt. This means that upon:

(a)	any distribution of the assets of Sempra Energy upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b)	acceleration of the maturity of the subordinated debt securities; or

(c)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)	acceleration of the maturity of any senior debt as a result of a default;

the holders of all of Sempra Energy’s senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities. (See Section 1401.)

“senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a)	all of the indebtedness of Sempra Energy evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise, as applicable; and

(c)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities. (See Section 101.)

Due to the subordination, if assets of Sempra Energy are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture. (See Section 1410.)

The subordinated debt securities and the subordinated indenture do not limit Sempra Energy or any of its subsidiaries’ ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. Sempra Energy expects that it will incur, and that its subsidiaries will incur, substantial additional amounts of indebtedness in the future. (See Section 301.)

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Sempra Energy, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

Sempra Energy will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series of outstanding debt securities. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sempra Energy. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Sempra Energy’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Direct Stock Purchase Plan

PROSPECTUS SUPPLEMENT

September 4, 2014